Exhibit 1.1

DH EUROPE FINANCE S.A.

fully and unconditionally guaranteed by

DANAHER CORPORATION

€500,000,000 Floating Rate Senior Notes due 2017

€600,000,000 1.000% Senior Notes due 2019

€800,000,000 1.700% Senior Notes due 2022

€800,000,000 2.500% Senior Notes due 2025

UNDERWRITING AGREEMENT

July 1, 2015

Deutsche Bank AG, London Branch

Merrill Lynch International

    as Representatives of the several Underwriters

Ladies and Gentlemen:

Each of Danaher Corporation, a Delaware corporation (“Parent”), and DH Europe Finance S.A., a Luxembourg public limited company (the “Company”), confirms its agreement with each of the Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 11 hereof), for whom Deutsche Bank AG, London Branch (“Deutsche Bank”), and Merrill Lynch International (“Merrill Lynch”) are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of €500,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”), €600,000,000 aggregate principal amount of the Company’s 1.000% Senior Notes due 2019 (the “2019 Notes”), €800,000,000 aggregate principal amount of the Company’s 1.700% Senior Notes due 2022 (the “2022 Notes”) and €800,000,000 aggregate principal amount of the Company’s 2.500% Senior Notes due 2025 (the “2025 Notes” and, together with the Floating Rate Notes, the 2019 Notes and the 2022 Notes, the “Notes”). The Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest on a senior unsecured basis by Parent (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be issued pursuant to an indenture (the “Base Indenture”), to be dated as of July 8, 2015, among Parent, the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and a supplemental indenture relating to the Securities (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among Parent, the Company, the Trustee and The Bank of New York Mellon Trust Company, N.A., as calculation agent (the “Calculation Agent”).

The Company understands that the Underwriters propose to make an offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”). This Agreement, the Indenture and the Securities are referred to herein collectively as the “Transaction Documents.”

Parent and the Company have filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (No. 333-203948), including the related prospectus or prospectuses, which registration statement, including the post-effective amendment thereto filed on June 15, 2015 (the “Post-Effective Amendment”), became effective upon filing under Rule 462(e) of the rules and regulations of the Commission (the “1933 Act Regulations”) under the Securities Act of 1933, as amended (the “1933 Act”). Such registration statement covers the registration of the Securities under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430B (“Rule 430B”) of the 1933 Act Regulations and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus used in connection with the offering of the Securities that omitted Rule 430B Information is herein called a “preliminary prospectus.” Each preliminary prospectus shall be deemed to include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act. Such registration statement, at any given time, including the amendments thereto to such time (including the Post-Effective Amendment), the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by 1933 Act Regulations, is herein called the “Registration Statement.” The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The final prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, is herein called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by Parent and the Company. Parent and the Company, jointly and severally, represent and warrant to each Underwriter as of the Applicable Time referred to in Section 1(a)(ii) hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i) Status as a Well-Known Seasoned Issuer. (A) At the time of filing the Original Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment (including the Post-Effective Amendment), incorporated report filed pursuant to

Section 13 or 15(d) of the 1934 Act or form of prospectus) and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act Regulations, Parent was a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”), including not having been an “ineligible issuer” as defined in Rule 405. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Securities, since their registration on the Registration Statement, have been and remain eligible for registration by Parent or the Company, as applicable, on a Rule 405 “automatic shelf registration statement”. Neither Parent nor the Company has received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form.

At the time of filing the Original Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, neither Parent nor the Company was or is an “ineligible issuer,” as defined in Rule 405.

(ii) Registration Statement, Prospectus and Disclosure at Time of Sale. The Original Registration Statement became effective upon filing under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”) on May 7, 2015, and any post-effective amendment thereto (including the Post-Effective Amendment) also became effective upon filing under Rule 462(e). No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of Parent or the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

Any offer that is a written communication relating to the Securities made prior to the filing of the Post-Effective Amendment by Parent and the Company or any person acting on their behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 of the 1933 Act Regulations (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163.

At the respective times the Original Registration Statement and each amendment thereto (including the Post-Effective Amendment) became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time, the Registration Statement complied and will comply as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the 1939 Act and the rules and regulations of the Commission under the 1939 Act (the “1939 Act Regulations”), and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Original Registration Statement or any amendment thereto (including the Post-Effective Amendment)) complied when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

As of the Applicable Time, neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time (as defined below) included on Schedule C-1 hereto and the Statutory Prospectus (as defined below), all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer General Use Free Writing Prospectus(es) included on Schedule C-2 hereto or any individual Issuer Limited Use Free Writing Prospectus, in each case when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 5:10 p.m. (London time) on July 1, 2015.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by Parent or the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in Parent’s or the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedules C-1 and C-2 hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to Parent or the Company by any Underwriter through the Representatives expressly for use therein.

(iii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”) and the 1939 Act and the 1939 Act Regulations, as applicable, and, when read together with the other information in the Prospectus, (a) at the time the Original Registration Statement became effective, (b) at the earlier of the time the Prospectus was first used and the date and time of the first contract of sale of Securities in this offering and (c) at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration Statement are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

(v) Financial Statements. The financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of Parent and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as disclosed in the footnotes to the unaudited financial statements. The supporting schedules, if any, present fairly in all material respects and in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement.

(vi) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings or business of Parent and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by Parent or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to Parent and its subsidiaries considered as one enterprise, and (C) except for (I) regular quarterly dividends on the common stock, par value $0.01 per share, of Parent (the “Common Stock”) in amounts per share that are consistent with past practice, and (II) the planned split-off and/or spin-off of Parent’s Communications business in connection with the previously announced disposition of such business to NetScout Systems, Inc., there has been no dividend or distribution of any kind declared, paid or made by Parent on any class of its capital stock.

(vii) Good Standing of Parent and the Company. Each of Parent and the Company has been duly organized and is validly existing as a corporation or a company, as the case may be,

in good standing (to the extent good standing is applicable in such jurisdiction) under the laws of the jurisdiction of its formation, and has corporate or company power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under the Transaction Documents to which it is a party; and each of Parent and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. The Company has not engaged in any activities or taken any action that would be inconsistent with the definition of “finance subsidiary” within the meaning of Rule 3-10 of Regulation S-X under the 1933 Act.

(viii) Capitalization. The shares of issued and outstanding capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of Parent was issued in violation of the preemptive or other similar rights of any securityholder of Parent. All of the shares of issued and outstanding capital stock of the Company are directly or indirectly owned by Parent and have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(ix) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by Parent and the Company.

(x) Authorization of the Indenture. At the Closing Time, the Indenture will have been duly authorized by each of Parent and the Company and duly qualified under the 1939 Act and, when duly executed and delivered by Parent, the Company and the Trustee, will constitute a valid and binding agreement of Parent and the Company, enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xi) Authorization of the Notes. The Notes have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xii) Authorization of the Guarantees. The Guarantees have been duly authorized and, when the Notes of the applicable series are executed, authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, the Guarantees of each such series will constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xiii) Description of the Securities and the Indenture. The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(xiv) Absence of Defaults and Conflicts. Neither Parent, the Company nor any of Parent’s Significant Subsidiaries is (i) in violation of its charter or by-laws or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which Parent, the Company or any of Parent’s Significant Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of Parent, the Company or any of Parent’s Significant Subsidiaries is subject (collectively, “Agreements and Instruments”) except, with respect to clause (ii), such defaults that would not reasonably be expected to result in a Material Adverse Effect; and the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated therein and in the Registration Statement (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”) and compliance by Parent and the Company with their respective obligations under the Transaction Documents have been duly authorized by all necessary corporate action and do not and will not conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Parent or any of Parent’s Significant Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that are described in the General Disclosure Package or the Prospectus or would not reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of (y) the provisions of the charter or by-laws of Parent or the Company or (z) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over Parent or the Company or any of their assets, properties or operations, except, with respect to clause (z), any such violation as would not reasonably be expected to result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by Parent or any of Parent’s Significant Subsidiaries. As used in this subsection and elsewhere in this Agreement, “Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the 1934 Act.

(xv) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of Parent, threatened, against or affecting Parent, the Company or any of Parent’s Significant Subsidiaries, which is required to be disclosed in the Registration Statement or the Prospectus (other than as disclosed therein), or which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in the Transaction Documents or the performance by Parent or the Company of its obligations thereunder.

(xvi) Absence of Manipulation. Neither Parent nor any of its subsidiaries has taken, nor will Parent or any of its subsidiaries take, directly or indirectly, any action which is intended to cause or result in stabilization or manipulation of the price of any security of Parent or the Company to facilitate the sale or resale of the Securities.

(xvii) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by Parent or the Company of their respective obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by the Transaction Documents or for the due execution, delivery or performance of the Indenture by Parent or the Company, except (i) such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws, (ii) the qualification of the Indenture under the 1939 Act or (iii) such as would not reasonably be expected to result in a material adverse effect on the ability of Parent or the Company to perform its obligations under and consummate the transactions contemplated by the Transaction Documents.

(xviii) Investment Company Act. Neither Parent nor the Company is required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Prospectus neither will be required, to register as, an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xix) Environmental Laws. Except as described in the Registration Statement and except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither Parent nor any of its subsidiaries is in violation of, or has incurred liability under, any applicable laws, rules or regulations concerning pollution or protection of the environment or natural resources, and (B) there are no pending or, to Parent’s or the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any applicable laws, rules or regulations concerning pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials against Parent or any of its subsidiaries.

(xx) Accounting Controls and Disclosure Controls. Parent maintains a system of internal control over consolidated financial reporting (as such term is defined in Rule 13a-15(f) of the 1934 Act) that complies with the requirements of the 1934 Act and has been designed by Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The internal control over consolidated financial reporting of Parent is effective and Parent is not aware of any material weaknesses in its internal control over consolidated financial reporting. Parent and its consolidated subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to Parent’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxi) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of Parent or, to Parent’s or the Company’s knowledge, any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxii) Dividends from Subsidiaries. No subsidiary of Parent is currently prohibited, directly or indirectly, from paying any dividends to Parent, as applicable; from making any other distribution on such subsidiary’s capital stock; or from repaying to Parent any loans or advances to such subsidiary from Parent, in each case except as described in or contemplated by the Prospectus or as would not reasonably be expected to have a Material Adverse Effect.

(xxiii) ERISA. Each of Parent and its subsidiaries have fulfilled their obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of Parent and its subsidiaries are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect.

(xxiv) Foreign Corrupt Practices Act. Each of Parent and its subsidiaries and, to the knowledge of Parent, all directors, officers or employees of Parent or any of its subsidiaries (i) complies and have complied in all material respects with the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) and (ii) with respect to Parent and its subsidiaries, have instituted and maintain and will continue to maintain policies and procedures designed to promote and ensure continued compliance with all applicable anti-bribery and anti-corruption laws.

(xxv) Money Laundering Laws. The operations of Parent and the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions in which Parent and the Company operate and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions.

(xxvi) OFAC. None of Parent nor any of its subsidiaries nor, to the knowledge of Parent, any director, officer, or employee of Parent or of any of its subsidiaries is currently the target of any sanctions administered or imposed by the U.S. Government, including, the Office of

Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of Commerce, or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any similar sanctions imposed by any other governmental body to which Parent or any of its subsidiaries is subject (collectively, “Sanctions”). Except to the extent licensed by OFAC or the U.S. Department of State or otherwise permitted under applicable law, neither Parent nor the Company will knowingly use the proceeds of the offering (i) to finance the business of any person that, to Parent’s and the Company’s knowledge at the time of such financing, is the target of any Sanctions or is located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Iran, North Korea, Sudan, Crimea region of Ukraine and Syria) (each, a “Sanctioned Country”) or (ii) in any other manner that Parent or the Company knows will result in a violation of Sanctions by Parent, any of its subsidiaries or any Underwriter.

(b) Officer’s Certificates. Any certificate signed by any officer of Parent or any of its subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by Parent and the Company to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the prices set forth in Schedule B, the aggregate principal amount of each series of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional principal amount of a series of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof.

(b) Payment. Payment of the purchase price for, and delivery of, the Securities shall be made at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, United States, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (London time) on July 8, 2015 (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

The Notes to be purchased by each Underwriter hereunder will be represented by one or more definitive global Notes in book-entry form which will be registered in the name of a nominee of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Payment for the Securities shall be made by or on behalf of the Underwriters in immediately available funds through a common depositary for the account of the Company, against delivery to the Representatives for the respective accounts of the Underwriters of the Securities to be purchased by them, with any transfer taxes payable in connection with the sale of the Securities payable by the Company. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c) Denominations; Registration. The Securities shall be in such denominations (€100,000 or integral multiples of €1,000 thereof) and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time. The Securities, which may be in temporary form, will be made available for examination and packaging by the Representatives in The City of New York not later than 10:00 A.M. (London time) on the business day prior to the Closing Time.

SECTION 3. Covenants of Parent and the Company. Parent and the Company, jointly and severally, covenant with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests; Payment of Filing Fees. Each of Parent and the Company, subject to Section 3(b), will comply with the requirements of Rule 430B and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Securities shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if Parent or the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. Parent and the Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as they deem necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, they will promptly file such prospectus. Each of Parent and the Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment. Parent and the Company shall pay any required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) (i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b)).

(b) Filing of Amendments and 1934 Act Documents. Parent and the Company will give the Representatives notice of their intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Securities or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Original Registration Statement or amendment thereto (including the Post-Effective Amendment) at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and Parent and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object. Parent and the Company have given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; Parent and the Company will give the Representatives notice of their intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statements. Parent and the Company have furnished or will deliver upon request to the Representatives and counsel for the Underwriters, without charge, signed copies of the Original Registration Statement and of each amendment thereto (including the Post-Effective Amendment) (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives upon request, without charge, a conformed copy of the Original Registration Statement and of each amendment thereto (including the Post-Effective Amendment) (without exhibits) for each of the Underwriters. The copies of the Original Registration Statement and each amendment thereto (including the Post-Effective Amendment) furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. Parent and the Company have delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and Parent and the Company hereby consent to the use of such copies for purposes permitted by the 1933 Act. Parent and the Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. Parent and the Company will comply in all material respects with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the 1939 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act), any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for Parent and the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, Parent and the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, Parent and the Company will use their best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and Parent and the Company will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Securities) or the Statutory Prospectus or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, Parent and the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) Blue Sky Qualifications. Parent and the Company will use their best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that neither Parent nor the Company shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. Parent and the Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriters may reasonably request.

(g) Rule 158. Parent will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. Parent will use the net proceeds received by it or the Company from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(i) Reporting Requirements. Parent, during the period when the Prospectus is required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(j) Issuer Free Writing Prospectuses. Each of Parent and the Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of Parent and the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus, including any customary term sheets, consented to by the Representatives or by Parent and the Company and the Representatives, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” Parent and the Company represent that they have treated or agree that they will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and have complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(k) NYSE Listing. Parent and the Company will use commercially reasonable efforts to list, subject to notice of issuance if applicable, each series of Securities on the New York Stock Exchange (“NYSE”) for trading on such exchange as promptly as practicable after the date hereof.

SECTION 4. Payment of Expenses.

(a) Expenses. Each of Parent and the Company, jointly and severally, covenants and agrees with the several Underwriters that Parent and the Company will pay all expenses incident to the performance of their respective obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities, if any, to the Underwriters, (iv) the fees and disbursements of Parent’s and the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of the Trustee and Calculation Agent, including the fees and disbursements of counsel for the Trustee and Calculation Agent in connection with the Indenture and the Securities, (ix) all expenses and application fees in connection with the listing of the Securities on the NYSE; (x) the costs and expenses of Parent and the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of Parent and the Company and any such consultants, and the cost of air travel and other transportation in connection with the road show and (xi) any fees and expenses incurred in connection with the rating of the Securities.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, Parent and the Company, jointly and severally, covenant and agree to reimburse the Underwriters for all of their reasonable documented out-of-pocket expenses, including the reasonable documented out-of-pocket fees and disbursements of counsel for the Underwriters. Notwithstanding anything to the contrary herein, each Underwriter agrees, at its own expense, to pay the portion of expenses not reimbursed by Parent and the Company pursuant to this Section 4(b) represented by such Underwriter’s pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase hereunder) of the Securities.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of Parent and the Company contained in Section 1 hereof or in certificates of any officer of Parent or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by Parent and the Company of their respective covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement; Filing of Prospectus; Payment of Filing Fee. The Registration Statement has become effective and at Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B). The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b) Opinions of Counsel for Parent and the Company. At Closing Time, the Representatives shall have received (i) the favorable opinion, dated as of Closing Time, of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for Parent and the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A-1 hereto and (ii) the favorable opinion, dated as of Closing Time, of Luther S.A., special Luxembourg counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A-2 hereto.

(c) Opinion of Counsel for Underwriters. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Weil, Gotshal & Manges LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, in form and substance reasonably satisfactory to the Representatives.

(d) Officers’ Certificate of Parent. At Closing Time, there shall not have been, since the date hereof, since the Applicable Time or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, or business of Parent and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the President or a Vice President of Parent and of the chief financial or chief accounting officer of Parent, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of Parent in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) Parent has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(e) Director’s Certificate of the Company. At Closing Time, the Representatives shall have received a certificate of a director of the Company, dated as of Closing Time, to the effect that (i) the representations and warranties of the Company in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(f) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(g) Bring-down Comfort Letter. At Closing Time, the Representatives shall have received from Ernst & Young LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(h) Maintenance of Rating. Since the date of this Agreement, (i) there shall not have occurred a downgrading in the rating assigned to the Securities or any of Parent’s or the Company’s other debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Section 3(a)(62) of the 1934 Act, other than a downgrade in the rating assigned to the Securities or any of Parent’s or the Company’s other debt securities that was publicly announced by such rating organization prior to the date of this Agreement, and (ii) no such organization shall have publicly announced that it has under surveillance or review for possible downgrade its rating of the Securities or any of Parent’s or the Company’s other debt securities.

(i) Chief Financial Officer’s Certificate of Parent. On the date of this Agreement and at the Closing Time, the Representatives shall have received a certificate, dated the respective dates of delivery thereof and addressed to the Underwriters, of the chief financial officer of Parent with respect to certain financial data contained in the General Disclosure Package and the Prospectus, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Representatives.

(j) Additional Documents. At Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by Parent and the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(k) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to Parent and the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 9, 17, 19, 20 and 21 shall survive any such termination and remain in full force and effect.

SECTION 6. Stabilization. The Company and Parent hereby authorize Merrill Lynch International in its role as stabilizing manager (the “Stabilizing Manager”) to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by Commission Regulation (EC) 2273/2003 of the Commission of the European Communities. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Securities at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Company or Parent and any loss resulting from overallotment and stabilization shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilizing Manager. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any such stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Securities is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the Securities and 60 days after the date of the allotment of the Securities. Nothing contained in this paragraph shall be construed so as to require the Company to issue in excess of the aggregate principal amount of Securities specified in Schedule A hereto. Such stabilization, if commenced, may be discontinued at any time and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives.

SECTION 7. Indemnification.

(a) Indemnification of Underwriters. Parent and the Company, jointly and severally, agree to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of Parent and the Company;

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Parent or the Company by any Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Company, Directors and Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless Parent, the Company, their respective directors, each of their respective officers who signed the Registration Statement, and each person, if any, who controls Parent or the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the General Disclosure Package and the Prospectus furnished on behalf of each Underwriter: (a) the second through fourth sentences of the third paragraph of text under the caption “Underwriting”; (b) the fifth sentence of the fifth paragraph of text under the caption “Underwriting”; and (c) the sixth, seventh and eighth paragraphs of text under the caption “Underwriting.”

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any claim or action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by Parent and the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could reasonably be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, in accordance with this Section 7, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by Parent and the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Parent and the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by Parent and the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by Parent and the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of Parent and the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Parent, the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Parent, the Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of Parent or the Company, each officer of Parent or the Company who signed the Registration Statement, and each person, if any, who controls Parent or the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as Parent or the Company, as applicable. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of Parent or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling Parent or the Company, and (ii) delivery of and payment for the Securities.

SECTION 10. Termination of Agreement.

(a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto) or the General Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings or business of Parent and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Financial Industry Regulatory Authority, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or Europe, or (v) if a banking moratorium has been declared by either U.S. federal, New York or European Union authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8, 9, 17, 19, 20 and 21 shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder and arrangements for the purchase of the Defaulted Securities that are satisfactory to Parent and the Company cannot be made, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or Parent and the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 11.

SECTION 12. Tax Disclosure. Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, Parent, the Company (and each employee, representative or other agent of Parent and the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Parent or the Company relating to such tax treatment and tax structure.

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, Attention: GRS, Facsimile: +44 207 5454455, and Merrill Lynch International, 2 King Edward Street, London EC1A 1HQ, United Kingdom, Attention: Syndicate Desk, Facsimile +44 207 995 0048.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the underwriters are required to obtain, verify and record information that identifies their respective clients, including Parent and the Company, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.

SECTION 14. No Advisory or Fiduciary Relationship. Each of Parent and the Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between Parent and the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of Parent, the Company, or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of Parent or the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to Parent or the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and each of Parent and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) among Parent, the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

SECTION 16. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, Parent and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, Parent and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, Parent and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 18. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19. Waiver of Right to Trial by Jury. Parent, the Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 20. Submission to Jurisdiction. Each of Parent and the Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each of Parent and the Company irrevocably waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that Parent or the Company has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, each of Parent and the Company irrevocably waives, to the full extent permitted by law, such immunity in respect of any such suit, action or proceeding. The Company hereby irrevocably appoints CT Corporation System, with offices at 111 Eighth Avenue, New York, New York 10011, United States, as its agent for service of process in any suit, action or proceeding described in the preceding paragraph and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such agent. The Company waives, to the full extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company represents and warrants that such agent has agreed to act as its agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

SECTION 21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties to this Agreement agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the purchasers could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person of such Underwriter hereunder, Parent and the Company jointly and severally agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person of such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person of such Underwriter hereunder, such Underwriter or controlling person of such Underwriter agrees to pay to Parent or the Company, as applicable, an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person of such Underwriter hereunder.

SECTION 22. Agreement Among Managers.

(a) As between the several Underwriters, the execution of this Agreement by all parties hereto will constitute acceptance by each Underwriter of the ICMA Agreement Among Managers New York Version 1 subject to any amendment notified to such Underwriter in writing at any time prior to the execution of this Agreement. References to the “Managers” shall be deemed to refer to the Underwriters, references to the “Lead Manager” shall be deemed to refer to Deutsche Bank and Merrill Lynch, and references to “Settlement Lead Manager” shall be deemed to refer to Merrill Lynch.

(b) As applicable to the Underwriters, Clause 3 of the ICMA Agreement Among Managers New York Version 1 shall be deemed to be deleted in its entirety and replaced with Section 11 of this Agreement. For purposes of Section 11 of this Agreement, the Floating Rate Notes, the 2019 Notes, the 2022 Notes and the 2025 Notes shall each be treated as separate series of Securities, and Section 11 of this Agreement shall apply to each series of Securities as if this Agreement applied solely to such series.

SECTION 23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 24. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, Parent and the Company in accordance with its terms.

Very truly yours,

DH EUROPE FINANCE S.A.

By	/s/ Frank T. McFaden
	Name:	Frank T. McFaden
	Title:	Category A Manager

DANAHER CORPORATION

By	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

DEUTSCHE BANK AG, LONDON BRANCH
MERRILL LYNCH INTERNATIONAL

DEUTSCHE BANK AG, LONDON BRANCH

By	/s/ Ritu Ketkar
	Name:	Ritu Ketkar
	Title:	Managing Director

By	/s/ Jared Birnbaum
	Name:	Jared Birnbaum
	Title:	Managing Director

MERRILL LYNCH INTERNATIONAL

By	/s/ Mark Kitchen
	Name:	Mark Kitchen
	Title:	Director

BNP PARIBAS

By	/s/ Hugh Pryse-Davies
	Name:	Hugh Pryse-Davies
	Title:	Duly Authorised Signatory

By	/s/ Benedict Foster
	Name:	Benedict Foster
	Title:	Authorised Signatory

HSBC SECURITIES (USA) INC.

By	/s/ Diane Kenna
	Name:	Diane Kenna
	Title:	Managing Director

MORGAN STANLEY & CO. INTERNATIONAL PLC

By	/s/ Delphine Mourot
	Name:	Delphine Mourot
	Title:	Executive Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By	/s/ Alvaro Solis
	Name:	Alvaro Solis
	Title:	Managing Director

By	/s/ Gianmarco Deiana
	Name:	Gianmarco Deiana
	Title:	Managing Director

DANSKE MARKETS INC

By	/s/ Peter D. Holden
	Name:	Peter D. Holden
	Title	Head of Corporate Syndicate Danske Markets Inc.

STANDARD CHARTERED BANK

By	/s/ Spencer Maclean
	Name:	Spencer Maclean
	Title	Head DCM Europe

BANCO SANTANDER, S.A.

By	/s/ Ignacio Bas
	Name:	Ignacio Bas
	Title	Vice President

By	/s/ Javier Orgas
	Name:	Javier Orgas
	Title	DCM-VP

RBC EUROPE LIMITED

By	/s/ Elaine Murray
	Name:	Elaine Murray
	Title	Duly Authorized Signatory

SCHEDULE A

Name of Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of 2019 Notes	Principal Amount of 2022 Notes	Principal Amount of 2025 Notes

Deutsche Bank AG, London Branch	€100,000,000	€120,000,000	€160,000,000	€160,000,000
Merrill Lynch International	100,000,000	120,000,000	160,000,000	160,000,000
BNP Paribas	75,000,000	90,000,000	120,000,000	120,000,000
HSBC Securities (USA) Inc.	75,000,000	90,000,000	120,000,000	120,000,000
Morgan Stanley &Co. International plc	75,000,000	90,000,000	120,000,000	120,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	15,000,000	18,000,000	24,000,000	24,000,000
Banco Santander, S.A.	15,000,000	18,000,000	24,000,000	24,000,000
Danske Markets Inc.	15,000,000	18,000,000	24,000,000	24,000,000
RBC Europe Limited	15,000,000	18,000,000	24,000,000	24,000,000
Standard Chartered Bank	15,000,000	18,000,000	24,000,000	24,000,000

Total	€500,000,000	€600,000,000	€800,000,000	€800,000,000

A-1

SCHEDULE B

DANAHER CORPORATION

DH EUROPE FINANCE S.A.

€500,000,000 Floating Rate Senior Notes due 2017

1.	The initial offering price of the Floating Rate Notes shall be 100.000% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

2.	The purchase price to be paid by the Underwriters for the Floating Rate Notes shall be 99.800% of the principal amount thereof.

€600,000,000 1.000% Senior Notes due 2019

1.	The initial offering price of the 2019 Notes shall be 99.696% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

2.	The purchase price to be paid by the Underwriters for the 2019 Notes shall be 99.396% of the principal amount thereof.

€800,000,000 1.700% Senior Notes due 2022

1.	The initial offering price of the 2022 Notes shall be 99.651% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

2.	The purchase price to be paid by the Underwriters for the 2022 Notes shall be 99.276% of the principal amount thereof.

€800,000,000 2.500% Senior Notes due 2025

1.	The initial offering price of the 2025 Notes shall be 99.878% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

2.	The purchase price to be paid by the Underwriters for the 2025 Notes shall be 99.428% of the principal amount thereof.

B-1

SCHEDULE C-1

Issuer General Use Free Writing Prospectuses

Included in the General Disclosure Package

1.	Pricing Term Sheet, dated July 1, 2015, relating to the Securities, as filed pursuant to Rule 433 under the Securities Act and attached to this Agreement as Schedule D.

SCHEDULE C-2

Issuer General Use Free Writing Prospectuses

Not Included in the General Disclosure Package

1.	Investor Presentation, dated June 18, 2015.
2.	Investor Presentation, dated July 1, 2015.

C-1

SCHEDULE D

Filed pursuant to Rule 433

July 1, 2015

Relating to

Preliminary Prospectus Supplement dated June 16, 2015 to

Prospectus dated June 15, 2015

Registration Statement No. 333-203948

DH EUROPE FINANCE S.A.

€500,000,000 Floating Rate Senior Notes due 2017

€600,000,000 1.000% Senior Notes due 2019

€800,000,000 1.700% Senior Notes due 2022

€800,000,000 2.500% Senior Notes due 2025

Fully and Unconditionally Guaranteed by

Danaher Corporation

Pricing Term Sheet

Floating Rate Notes

Issuer:	DH Europe Finance S.A.

Guarantor:	Danaher Corporation

Aggregate Principal Amount Offered:	€500,000,000 of Floating Rate Senior Notes Due 2017 (the “Floating Rate Notes”)

Type of Offering:	SEC registered (No. 333-203948)

Trade Date:	July 1, 2015

Settlement Date (T+5):	We expect delivery of the Floating Rate Notes will be made against payment therefor on or about July 8, 2015, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Floating Rate Notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

Maturity Date:	June 30, 2017

Interest Payment Dates and Interest Reset Dates:	Quarterly on March 30, June 30, September 30 and December 30, beginning on September 30, 2015

Interest Determination Dates:	Second TARGET Business Day immediately preceding the applicable Interest Reset Date.

Interest Reset Period:	Quarterly

Day Count Convention:	Actual/360

Base Rate:	EURIBOR

Spread:	Plus 0.45%

Index Maturity:	Three months

Initial Interest Rate:	Base Rate plus 0.45% (to be determined by the Paying and Calculation Agent on the second banking day prior to the Settlement Date)

Minimum Interest Rate:	0.000%

Initial Base Rate:	3-month EURIBOR in effect on July 6, 2015

Initial Interest Reset Date:	September 30, 2015

Price to Public (Issue Price):	100.000%

Currency of Payment:	Euro

Optional Redemption:	Except as provided below, the Floating Rate Notes will not be redeemable prior to maturity.

Special Mandatory Redemption:	If the Issuer does not consummate the proposed acquisition of Pall Corporation (the “Acquisition”) on or prior to May 12, 2016, or the merger agreement related to the proposed acquisition is terminated prior to that date, the Issuer will be required to redeem in whole and not in part the Floating Rate Notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes outstanding, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, whichever is later, to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (1) June 12, 2016, if the Acquisition has not been completed on or prior to May 12, 2016, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement.

Change of Control Triggering Event:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem the notes, it will be required to make an offer to purchase the Floating Rate Notes at a purchase price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of redemption.

Form/Clearing System:	The Floating Rate Notes will be issued only in registered, book-entry form. There will be a global Note representing the Floating Rate Notes deposited with a common depositary for Euroclear and Clearstream.

Listing:	Application will be made to have the Floating Rate Notes listed on the New York Stock Exchange.

Paying and Calculation Agent:	The Bank of New York Mellon, London Branch

Common Code / CUSIP / ISIN:	125543537 / 23290YAA4 / XS1255435379

Denominations:	Minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof

Stabilization:	Stabilization/FCA

Expected Long-term Debt Ratings*:

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
Merrill Lynch International
BNP Paribas
HSBC Securities (USA) Inc.
Morgan Stanley & Co. International plc

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
Banco Santander, S.A.
Danske Markets Inc.
RBC Europe Limited
Standard Chartered Bank
Fixed Rate Notes

Issuer:	DH Europe Finance S.A.

Guarantor:	Danaher Corporation

Aggregate Principal Amount Offered:	€600,000,000 of 1.000% Senior Notes Due 2019 (the “2019 Notes”)
€800,000,000 of 1.700% Senior Notes Due 2022 (the “2022 Notes”)

€800,000,000 of 2.500% Senior Notes Due 2025 (the “2025 Notes” and together with the 2019 Notes and the 2022 Notes, the “Fixed Rate Notes”)

Type of Offering:	SEC registered (No. 333-203948)

Trade Date:	July 1, 2015

Settlement Date (T+5):	We expect delivery of each series of Fixed Rate Notes will be made against payment therefor on or about July 8, 2015, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade any series of Fixed Rate Notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

Maturity Date:	July 8, 2019 for the 2019 Notes
January 4, 2022 for the 2022 Notes
July 8, 2025 for the 2025 Notes

Coupon (Interest Rate):	1.000% per annum for the 2019 Notes
1.700% per annum for the 2022 Notes
2.500% per annum for the 2025 Notes

Price to Public (Issue Price):	99.696% of principal amount for the 2019 Notes
99.651% of principal amount for the 2022 Notes
99.878% of principal amount for the 2025 Notes

Yield to Maturity:	1.078% for the 2019 Notes
1.758% for the 2022 Notes
2.514% for the 2025 Notes

Spread to Benchmark
German Government Security:	+113.3 bps for the 2019 Notes
+140.4 bps for the 2022 Notes
+167.0 bps for the 2025 Notes

Benchmark German
Government Security:	OBL 0.500% due April 12, 2019 for the 2019 Notes
DBR 2.000% due January 4, 2022 for the 2022 Notes
DBR 0.500% due February 15, 2025 for the 2025 Notes

Benchmark German
Government Security
Price/Yield:	102.10% / -0.055% for the 2019 Notes
110.57% / 0.354% for the 2022 Notes
96.83% / 0.844% for the 2025 Notes

Mid-Swap Yield:	0.358% for the 2019 Notes
0.758% for the 2022 Notes
1.214% for the 2025 Notes

Mid-Swap Maturity:	4-year for the 2019 Notes
6.5-year for the 2022 Notes
10-year for the 2025 Notes

Spread to Mid-Swap:	+72 bps for the 2019 Notes
+100 bps for the 2022 Notes
+130 bps for the 2025 Notes

Interest Payment Dates:	Annually on July 8, beginning on July 8, 2016 for the 2019 Notes
Annually on January 4, beginning on January 4, 2016 for the 2022 Notes
Annually on July 8, beginning on July 8, 2016 for the 2025 Notes

Day Count Convention:	ACTUAL/ACTUAL (ICMA), following, unadjusted

Currency of Payment:	Euro

Optional Redemption:	Prior to April 8, 2019, in the case of the 2019 Notes (three months prior to their maturity date), January 4, 2022, in the case of the 2022 Notes (their maturity date), and April 8, 2025 in the case of the 2025 Notes (three months prior to their maturity date), each series of Fixed Rate Notes will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes of such series being redeemed or (ii) a make-whole amount based on a discount rate equal to the applicable Comparable Government Bond Rate (as defined below) plus (i) 20 basis points in the case of the 2019 Notes, (ii) 25 basis points in the case of the 2022 Notes and (iii) 25 basis points in the case of the 2025 Notes, plus in each case accrued interest to, but excluding, the redemption date, discounted on an annual basis (ACTUAL/ACTUAL (ICMA)).

In addition, on or after April 8, 2019 in the case of the 2019 Notes (three months prior to their maturity date) and April 8, 2025 in the case of the 2025 Notes (three months prior to their maturity date), each such series of Fixed Rate Notes will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes of such series being redeemed, plus accrued interest thereon to, but excluding, the redemption date.

“Comparable Government Bond Rate” means, the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the series of Fixed Rate Notes being redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Issuer.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German Bundesanleihe security whose maturity is closest to the maturity of the series of Fixed Rate Notes to be redeemed, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

Special Mandatory Redemption:	If the Issuer does not consummate the Acquisition on or prior to May 12, 2016, or the merger agreement related to the proposed acquisition is terminated prior to that date, the Issuer will be required to redeem in whole and not in part each series of Fixed Rate Notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes of such series outstanding, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, whichever is later, to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (1) June 12, 2016, if the Acquisition has not been completed on or prior to May 12, 2016, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement.

Change of Control
Triggering Event:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem a series of Fixed Rate Notes, it will be required to make an offer to purchase each series of Fixed Rate Notes at a purchase price equal to 101% of the principal amount of the notes of such series, plus accrued and unpaid interest, if any, to the date of redemption.

Form/Clearing System:	Each series of Fixed Rate Notes will be issued only in registered, book-entry form. There will be a global Note representing each series of Fixed Rate Notes deposited with a common depositary for Euroclear and Clearstream.

Listing:	Application will be made to have each series of Fixed Rate Notes listed on the New York Stock Exchange.

Common Code / CUSIP / ISIN:	125543596 / 23290YAB2 / XS1255435965 for the 2019 Notes
125543600 / 23290YAC0 / XS1255436005 for the 2022 Notes
125543618 / 23290YAD8 / XS1255436187 for the 2025 Notes

Denominations:	Minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof

Stabilization:	Stabilization/FCA

Expected Long-term Debt Ratings*:

Joint Book-Running Managers:	Deutsche Bank AG, London Branch
Merrill Lynch International
BNP Paribas
HSBC Securities (USA) Inc.
Morgan Stanley & Co. International plc

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
Banco Santander, S.A.
Danske Markets Inc.
RBC Europe Limited
Standard Chartered Bank

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Guarantor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch, at 1-800-503-4611 or Merrill Lynch International at 1-800-294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.